Exhibit 21

LIST OF SUBSIDIARIES

All subsidiaries listed herein are wholly-owned. Unless otherwise indicated, all companies listed herein are Delaware corporations.

BWAY HOLDING COMPANY

Subsidiaries of BWAY Holding Company

BWAY Corporation

BWAY CORPORATION

Subsidiaries of BWAY Corporation

Armstrong Containers, Inc.

North America Packaging Corporation

Subsidiaries of North America Packaging Corporation

North America Packaging of Puerto Rico, Inc.

SC Plastics, LLC (a Georgia limited liability company)

Subsidiaries of Armstrong Containers, Inc.

ICL Industrial Containers, ULC (a Nova Scotia unlimited liability company)